Exhibit 21.1

SUBSIDIARIES

ACCO Brands Corporation, a Delaware corporation, had the domestic and international subsidiaries shown below as of December 31, 2023. Certain domestic and international subsidiaries are not named because they were not significant in the aggregate. ACCO Brands Corporation has no parent.

Name of Subsidiary	Jurisdiction of Organization

U.S. Subsidiaries:
ACCO Brands International, Inc.	Delaware
ACCO Brands USA LLC	Delaware
ACCO Europe Finance Holdings, LLC	Delaware
ACCO International Holdings, Inc.	Delaware
General Binding LLC	Delaware
GBC International, Inc	Nevada

International Subsidiaries:
ACCO Brands Australia Pty. Limited	Australia
ACCO Brands Australia Holding Pty. Ltd.	Australia
Esselte Office Products GmbH	Austria
Esselte Business BV	Belgium
ACCO Brands Brasil Ltda.	Brazil
ACCO Brands C&OP Inc.	Canada
ACCO Brands Canada Holdings Ltd.	Canada
ACCO Brands Canada LP	Canada
Esselte Rapid Stationery (Shanghai) Company Limited	China
Esselte SRO	Czech Republic
Esselte ApS	Denmark
ACCO Brands Europe Holding LP	England
ACCO Brands Europe Limited	England
ACCO Europe Limited	England
ACCO UK Limited	England
ACCO-Rexel Group Services Limited	England
ACCO Brands France SAS	France
Esselte SAS	France
ACCO Deutschland GmbH & Co. KG	Germany
LEITZ ACCO Brands GmbH & Co. KG	Germany
ACCO Asia Limited	Hong Kong
Esselte S.r.l	Italy
ACCO Brands Japan K.K.	Japan

Exhibit 21.1

ACCO Mexicana S.A. de C.V.	Mexico
ACCO Nederland Holding BV	Netherlands
Esselte Business Systems BV	Netherlands
Esselte BV	Netherlands
Esselte Finance BV	Netherlands
Esselte Office Products Holding BV	Netherlands
ACCO Brands New Zealand Limited	New Zealand
Esselte Polska Sp. z o. o.	Poland
ACCO Brands Portuguesa Lda	Portugal
Esselte SA	Spain
Esselte AB	Sweden
Esselte Sverige AB	Sweden
Isaberg Rapid AB	Sweden